Exhibit 99.1
Third Amended and Restated
Thomas Weisel Partners Group, Inc. Equity Incentive Plan
     Section 1. Purpose. The purposes of this Equity Incentive Plan (the “PLAN”) are to attract, retain and motivate key employees and directors of and consultants and advisors to Thomas Weisel Partners Group, Inc. (the “COMPANY”) and its Subsidiaries and Affiliates and to align the interests of key employees, directors, consultants and advisors with shareholders with equity-based compensation and enhanced opportunities for ownership of shares of the Company’s common stock.
     Section 2. Definitions. The following terms used in the Plan and any agreement entered into pursuant to the Plan shall have the meaning set forth below:
     “AFFILIATE” means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
     “AWARD” means any Option, award of Restricted Stock or Restricted Stock units, Performance Award, Other Stock-Based Award, or any other right, interest or grant relating to Shares or other property granted pursuant to the Plan.
     “AWARD AGREEMENT” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not be (as determined by the Committee) executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.
     “BOARD” or “BOARD OF DIRECTORS” means the Board of Directors of the Company.
     “CHANGE IN CONTROL” means
     (a) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate that, in each case, requires shareholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction: (i) more than 50% of the total voting power of the surviving entity or the entity that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the surviving entity (a “Parent Entity”), if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction) and such voting power among the holders thereof is in substantially the same proportion as the voting power of such securities among the holders thereof immediately prior to such transaction; (ii) no person (other than any employee benefit plan (or any related trust) sponsored or maintained by the surviving entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Entity (or, if there is no Parent Entity, the surviving entity) representing 20% of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity); and (iii) at least a majority of the members of the board of directors (including directors whose election or nomination was approved by at least two-thirds of the incumbent directors of the Board) of the Parent Entity (or, if there is no Parent Entity, the surviving entity) were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction;
     (b) any event that results in the directors of the Board as of the effective date of the Plan (including directors whose election or nomination was approved by at least two-thirds of the incumbent directors of the Board) failing to constitute at least a majority of the Board; or
     (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company;
     provided, however, that for purposes of (a)(iii) and (b) above no individual initially elected or nominated as a director of the Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be included in the calculation of incumbency.
     Notwithstanding (a)(ii) above, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the total voting power of securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity) as a result of the acquisition of securities by the Company which reduces the number of such securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity) that increases the percentage of such securities beneficially owned by such person, a Change in Control of the Company shall then occur.
     “CODE” means the Internal Revenue Code of 1986, as amended.

     “COMMITTEE” means the Compensation Committee of the Board, or any successor to such committee, or any other committee of our Board appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
     “COVERED EMPLOYEE” means an individual who is both (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) expected by the Committee to be the recipient of compensation (other than “qualified performance based compensation” as defined in Section 162(m) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual’s Award would be allowed.
     “DISABILITY” means the disability of a Participant (i) such that the Participant is considered disabled under any long term disability plan of the Company, or otherwise (ii) as determined by the Committee in its sole discretion.
     “ELIGIBLE PERSON” means any full time or part time employee (including an officer or director who is also an employee), consultant or advisor of the Company or any Affiliate selected by the Committee. Other than for awards of Incentive Stock Options, “Eligible Person” shall also include any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary. References to “employment” and related terms in the Plan shall include the provision of services in any capacity.
     “FAIR MARKET VALUE” means, with respect to a Share as of any date, (i) the closing sale price per Share, as reported on NASDAQ, or, if different, the principal securities exchange or market on which the Shares are then traded, on such date, or, if no sale of Shares is reported for that date, on the last preceding date on which there was a sale of Shares on NASDAQ or such principal securities exchange or market and (ii), if the Shares are not then traded on any securities exchange or market, the fair market value thereof as determined in good faith by the Committee.
     “INCENTIVE STOCK OPTION” means any Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any Option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.
     “INITIAL PUBLIC OFFERING” means the consummation of initial offering of Shares of the Company to the public.
     “NON-QUALIFIED STOCK OPTION” means an Option that is not an Incentive Stock Option.
     “OPTION” means an option to purchase a Share or Shares granted under the Plan.
     “OTHER STOCK-BASED AWARD” means an Award granted pursuant to Section 9 of the Plan.
     “PARTICIPANT” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.
     “PERFORMANCE AWARD” means an Award granted pursuant to Section 10 of the Plan.
     “PERFORMANCE PERIOD” means the period of at least nine months established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.
     “PERSON” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.
     “RESTRICTED STOCK” means an award of shares which are subject to certain restrictions.
     “RETIREMENT” means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least six years of service following the Company’s Initial Public Offering or (ii) completed at least twenty years of service with the Company or its predecessors; provided that with respect to Awards granted prior to May 23, 2007 “Retirement” means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least two years of service following the Company’s Initial Public Offering or (ii) completed at least twelve years of service with the Company or its predecessors.
     “SHARE” means a share of common stock of the Company, par value $0.01.
     “SUBSIDIARY” means a corporation, limited liability company, partnership or other entity where 50% or more of its outstanding voting securities or other equity interests is owned directly or indirectly by the Company at the time an Award is issued under the Plan.
     “SUBSTITUTE AWARD” means an Award granted in assumption of, or in substitution for, an outstanding equity award previously granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines.

     Section 3. Administration. (a) The Plan will be administered by the Committee. Subject to and consistent with the provisions of the Plan, the Committee will have full power and authority, in its discretion, and without limitation, to: (i) select Eligible Persons to become Participants; (ii) determine the type and number of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by each Award; (iv) determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; (v) determine the expiration date of any Award; (vi) determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property or canceled, forfeited or suspended and the method or methods by which an Award may be settled, canceled, forfeited or suspended; (vii) determine any other terms and conditions of, and all other matters relating to, Awards; (viii) prescribe Award Agreements (such Award Agreements need not be identical for each Participant) and amendments thereto; (ix) construe, interpret and implement the Plan and the respective Award Agreements entered into pursuant to the Plan; (x) correct any defect, supply any omission and reconcile any inconsistency in the Plan; and (xi) make all other determinations necessary or advisable for administering the Plan. All decisions and determinations of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and shareholders.
     (b) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall have no liability to any Person for any action taken, failure to act or determination made in good faith with respect to this Plan or an Award and shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost (including attorneys’ fees) and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan or an Award. The foregoing right of indemnification shall not be available to such Committee member or delegate to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of him or her giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Committee member or delegate may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
     Section 4. Shares Subject to the Plan. (a) Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, Shares purchased by the Company in the open market, Shares purchased in the open market by one or more trusts established for the benefit of Participants or otherwise. Subject to adjustment made in accordance with Section 12 of the Plan, the maximum number of Shares that may be issued under the Plan will not exceed 17,150,000 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 12 of the Plan, no Covered Employee may be granted Awards under the Plan in any calendar year that relate to more than 1,000,000 Shares. The Committee may direct that any stock certificate evidencing Shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such Shares pursuant to the Plan.
     (b) Shares subject to an Award (other than a Substitute Award) that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of Shares to the Participant will again be available for Awards, and Shares withheld in payment of the exercise price or taxes relating to an Award and Shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute Shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan. Shares underlying Substitute Awards shall not reduce the number of Shares available for delivery under the Plan.
     Section 5. Eligibility. Awards may be granted only to Eligible Persons who are selected to be Participants by the Committee in accordance with the provisions of the Plan. Holders of equity-based awards granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines are eligible to receive Substitute Awards hereunder.
     Section 6. Options. The Committee is authorized to grant Options to Participants on the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion.
     (a) Exercise Price. The exercise price of each Option granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option and, once determined and established, shall not be changed or reset by the Committee, except as provided in Section 12 of this Plan.
     (b) Term and Termination of Options. The term of each Option, together with the effect of termination of employment or service by a Participant on such term, will be determined by the Committee, but in no event will an Option be exercisable, either in whole or in part, after the expiration of ten years from the date of grant of such Option.
     (c) Exercise of Option. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter (subject to the rights of a Participant provided under Section 17 hereof); provided that each Option granted after the date of the Initial Public Offering to any Participant (i) that is not a non-employee director of the Company shall become exercisable and vested ratably (on a monthly, quarterly, annual or other basis as (as the Committee may determine)) over no less than a period of three years and (ii) that is a non-employee director of the Company shall become exercisable and vested ratably (on a monthly, quarterly, annual or other basis as (as the Committee may determine)) over no less than a period of three years, unless such Option is granted as part of such non-employee director’s regular annual compensation paid in accordance with the Company’s director compensation policy. Unless the applicable Award Agreement otherwise provides, an Option may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares).
     Section 7. Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or any Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to participants who are employees of the Company or a Subsidiary of the Company, but, to the extent required under Section 422 of the Code, an Incentive Stock Option may not be granted under the Plan to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date granted.
     Section 8. Restricted Stock and Restricted Stock Unit Awards. The Committee is authorized to grant Restricted Stock and/or Restricted Stock units to Participants.
     (a) The Awards granted under this Section 8 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock and Restricted Stock units or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided that each Award granted after the date of the Initial Public Offering to any Participant (i) that is not a non-employee director of the Company shall vest and be settled ratably (on a monthly, quarterly, annual or other basis as (as the Committee may determine)) over no less than a period of three years and (ii) that is a non-employee director of the Company shall vest and be settled ratably (on a monthly, quarterly, annual or other basis as (as the Committee may determine)) over no less than a period of three years, unless such Award is granted as part of such non-employee director’s regular annual compensation paid in accordance with the Company’s director compensation policy. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. Unless the applicable Award Agreement provides otherwise, additional shares of common stock or other property distributed to the Participant in respect of shares of Restricted Stock or Restricted Stock units, as dividends or otherwise, shall be subject to the same restrictions applicable to such Restricted Stock or Restricted Stock units.
     (b) Any Award of Restricted Stock or Restricted Stock units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant.
     (c) Unless the Committee shall otherwise determine, any certificate issued evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Award Agreement.
     Section 9. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9. Other than Awards which are granted in lieu of cash consideration, (i) Awards granted pursuant to this Section 9 that are in the nature of a Performance Award are subject to the requirement set forth in Section 2 that the related Performance Period be a period of at least nine months and (ii) Awards granted pursuant to this Section 9 that are not in the nature of a Performance Award are subject to the minimum vesting and settlement terms set forth in Section 6(c) and 8(a).

     Section 10. Performance Awards.
     (a) General . Performance Awards may be denominated as a cash amount, number of Shares, number of Share units having a value equal to an identical number of Shares, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. In the event that a stock certificate is issued in respect of Performance Awards, such certificates shall be registered in the name of the Participant but shall be held by the Company until the time the performance shares are earned.
     (b) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 10. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
     (c) Business Criteria. Without limitation of the use of other criteria, one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company may be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) earnings available to common shareholders, (xi) ratio of compensation and benefits to net revenues and (xii) execution and origination of assignments directly related to the individual covered employee. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods of at least nine months, as the Committee shall determine. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
     (d) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce (subject to the rights of a Participant provided under Section 17 hereof) the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to Paragraph (b) above. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.
     Section 11. Termination of Employment. Unless otherwise determined by the Committee or provided by the Committee in the applicable Award Agreement, the following provisions shall apply:
     (a) Upon a termination of employment as a result of death, Disability or Retirement:
     (i) any Award (other than Options) then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and
     (ii) any Option then held by the Participant will be immediately accelerated and become fully vested and exercisable and will expire on the earlier of (A) the date the option would have expired had the Participant continued in such employment and (B) one (1) year after the date such Participant’s service ceases.
     (b) Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion):
     (i) any Award then held by the Participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment, and
     (ii) any Option then held by the Participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company upon such termination of employment.
     (c) Upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) within two years following the occurrence of a Change in Control or (ii) upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) six months prior to the occurrence of a Change in Control if, in the case of (ii), the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):
     (i) any Award (other than Options) then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

     (ii) any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable and shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases, or, in the case of clause (B), in the event the Committee determines the termination was without cause at the behest of the acquiring entity, one (1) year after the date of such determination.
     (d) Upon termination of employment for any reason other than those specified in (a), (b) or (c) above:
     (i) any Award (other than Performance Awards) then held by the Participant whose restrictions have not lapsed, which is not vested, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment,
     (ii) any Option then held by the Participant, to the extent exercisable, shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one hundred and eighty (180) days (or ninety (90) days in the case of an Option that is intended to qualify as an Incentive Stock Option) after the date the such Participant’s service ceases, and
     (iii) any Performance Award then held by the Participant which is not then payable will be paid in accordance with its terms, which terms may provide that the Performance Award be forfeited.
     (e) Unless the Committee determines at any time in its sole discretion that this Section 11(e) shall not apply, in the event the Company sells or spins off a portion of its assets or one of its Affiliates and a Participant is determined by the Committee to have a termination of employment as a result of such sale or spin-off, then the Participant shall be permitted to exercise Participant’s Options that are vested and outstanding on the effective date of such termination until the earlier of one (1) year after such termination of employment or the expiration of the Award.
     Section 12. Adjustment. In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event, then the Committee shall, in such manner as it shall deem equitable, adjust any or all of (i) the maximum number of Shares that may be issued under the Plan as set forth in Section 4(a) or the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares by which annual per person Award limitations are measured under Section 4(a), (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award. In addition, the Committee shall, in such manner as it shall deem equitable, make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant. After any adjustment made pursuant to this paragraph, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number.
     Section 13. Change in Control. Subject to Section 11 of the Plan and except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control, the Committee shall determine whether outstanding but unvested or unexercisable Options under the Plan shall become fully vested and exercisable and whether outstanding but unvested, unexercisable or not yet payable Awards (other than Options) under the Plan shall become fully vested, exercisable and payable; provided that all Awards consisting of Restricted Stock units granted in February 2006 in connection with the Initial Public Offering shall become fully vested upon a Change in Control. In addition, upon a Change in Control, the Committee may determine that any or all outstanding Awards granted under the Plan shall be canceled and terminated; provided that, in connection with such cancellation and termination of any Award which is then vested, exercisable or payable, the holder of such Award receives for each Share subject to such Awards a cash payment (or the delivery of Shares, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares subject to such Award; provided further that if such product is zero or less, the Awards will be canceled and terminated without payment therefor.
     Section 14. Compliance with Laws; Transferability. (a) The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any applicable law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation or policy of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations or policies of the Company. Nothing herein shall require the Company to list, register or qualify the shares of common stock on any securities exchange.
     (b) Except as the Committee may otherwise determine from time to time, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 14(b) shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
     Section 15. Certain Tax Provisions. (a) The Company and any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award (including, without limitation, FICA tax), and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Notwithstanding any other provision of the Plan, only the minimum amount of Shares deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).
     (b) If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code, such Participant shall notify the Company of such disposition within ten days thereof.
     (c) If a Participant, in connection with the acquisition of Shares under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.
     Section 16. General Provisions. (a) Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.
     (b) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received or executed (if execution is required) an Award Agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.
     (c) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. These powers may include cancellation or forfeiture if a Participant establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company, as determined under the Company’s non-competition policy, as in effect from time to time.
     (d) The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, either automatically, or at the election of the Committee or a Participant. Subject to the provisions of the Plan and any Award Agreement, the recipient of the Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. This Section 16(d) shall not apply to any Award granted to any resident of Canada if the result of any such deferral would be to postpone payment of such Award to a time later than the third anniversary of the end of the calendar year in which the Award was granted.
     (e) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to the extent, but only to the extent, necessary to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
     (f) Awards may be granted to employees of the Company or any Subsidiary or Affiliate who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to those employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees of the Company or any Subsidiary or Affiliate on assignments outside their home country.
     (g) Any and all grants of Awards and issuances of Shares under the Plan shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Participant, unless such plan or agreement specifically provides otherwise. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
     (h) The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.
     (i) Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies hereunder or thereunder.
     (j) The terms of the Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.
     (k) Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).
     Section 17. Effective Date; Amendment and Termination. (a) This Third Amended and Restated Equity Incentive Plan shall become effective upon its approval by the shareholders of the Company on February 5, 2009.
     (b) Unless the Plan will have been previously terminated by the Board, the Plan will terminate ten years from the date set forth in Section 17(a). All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements. The Board will have the right, at any time to suspend, amend, alter, discontinue or terminate the Plan, provided, however that no such action shall be made without shareholder approval if such approval is required under tax or stock exchange rules and regulations. No termination of the Plan or action by the Board in amending or suspending the Plan may materially impair the rights of a Participant under any outstanding Award, without the consent of the affected Participant, except any such amendment made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations (including but not limited to Section 409A of the Code).
     (c) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of any Award; provided, however, that, notwithstanding the foregoing in this Section 17(c), no such action shall impair the rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan.
     Section 18. Governing Law. The Plan will be governed by and construed in accordance with the law of the State of New York, without giving effect to principles of conflict of laws.